Exhibit 99.2

Pro Forma Financial Information

In June 2017, the Board of Commercial Metals Company (the “Company”) approved a plan to exit the International Marketing and Distribution segment. As an initial step in this plan, on June 12, 2017, the Company and its wholly owned subsidiary, CMC Cometals International Sarl, signed a definitive agreement (the “Agreement”) to sell its raw materials trading division, CMC Cometals, to Traxys North America L.L.C. and Traxys Europe S.A., which are affiliates of Carlyle Investment Management L.L.C. The transaction closed on August 31, 2017.

The following unaudited pro forma condensed consolidated financial statements are presented to show the effect of the sale of CMC Cometals which is a significant disposition, as defined under Regulation S-X Rule 210.11. The unaudited pro forma condensed consolidated balance sheet assumes this disposition was consummated on May 31, 2017. The unaudited pro forma condensed consolidated statement of earnings assumes the disposition was consummated on September 1, 2013. The unaudited pro forma condensed consolidated statements of earnings for the years ended August 31, 2014, 2015, and 2016 were presented in a previous filing on Form 8-K on June 26, 2017. The information filed in that Form 8-K has not changed significantly.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States (“GAAP”). Pro forma information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transactions, as if management’s actions were carried out in previous reporting periods.

This unaudited pro forma condensed consolidated financial information is presented for illustration purposes only and does not purport to be indicative of the financial position or results of operations that would have occurred had the disposition been consummated on the dates as of, or at the beginning of the period, which, the disposition is being given effect, nor are they necessarily indicative of future operating results or financial position of the Company.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MAY 31, 2017

		Pro Forma Adjustments
(in thousands, except per share data)	Historical CMC	Cometals (a)	Cometals Adjustments		Pro Forma CMC
Assets
Current Assets:
Cash and cash equivalents	$275,778	$—	$165,218	(b)	$440,996
Accounts receivable, net	869,970	(90,630)	14,502	(c)	793,842
Inventories, net	798,013	(141,726)	—		656,287
Other	108,248	(5,374)	3,657	(e)	106,531

Total Current Assets	$2,052,009	$(237,730)	$183,377		$1,997,656
Property, plant and equipment, net	1,016,875	(2,203)	2,175	(e)	1,016,847
Goodwill	66,764	—	—		66,764
Other assets	138,951	(6,459)	105	(e)	132,597

Total assets	$3,274,599	$(246,392)	$185,657		$3,213,864

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$345,974	$(63,697)	$34	(e)	$282,311
Accounts payable-documentary letters of credit	566	—	—		566
Accrued expenses and other payables	258,288	(6,549)	16,029	(d)	267,768
Current maturities of long-term debt	311,654	—	—		311,654

Total current liabilities	$916,482	$(70,246)	$16,063		$862,299
Deferred income taxes	61,492	(303)	303	(e)	61,492
Other long-term liabilities	126,864	—	—		126,864
Long-term debt	751,676	—	—		751,676

Total liabilities	1,856,514	(70,549)	16,366		1,802,331
Stockholders’ equity attributable to CMC	1,417,912	(175,843)	169,291	(f)	1,411,360
Stockholders’ equity attributable to noncontrolling interests	173	—	—		173

Total liabilities and stockholder’s equity	$3,274,599	$(246,392)	$185,657		$3,213,864

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

NINE MONTHS ENDED MAY 31, 2017

		Pro Forma Adjustments
(in thousands, except per share data)	Historical CMC	Cometals (g)	Pro Forma CMC
Net Sales	$3,607,300	$298,606	$3,308,694
Cost of Goods Sold	3,142,697	268,827	2,873,870
SG&A Expenses	324,789	15,984	308,805
Interest Expense	38,108	—	38,108

Total Expenses	3,505,594	284,811	3,220,783
Earnings from continuing operations before income taxes	101,706	13,795	87,911

Income taxes	25,284	2,124	23,160

Net earnings from continuing operations	76,422	11,671	64,751
Less net earnings attributable to noncontrolling interests	—	—	—

Earnings from continuing operations attributable to CMC	$76,422	$11,671	$64,751

Basic earnings per share from continuing operations attributable to CMC	$0.66		$0.56
Diluted earnings per share from continuing operations attributable to CMC	$0.65		$0.55
Average basic shares outstanding	115,574,289		115,574,289
Average diluted shares outstanding	117,087,341		117,087,341

UNAUDITED NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet

(a)	The adjustments represent the elimination of the historical assets, liabilities and equity of CMC Cometals.

(b)	The adjustment represents the cash portion, at closing, of the total proceeds from the sale of CMC Cometals.

(c)	The adjustment represents the deferred purchase price from the sale of CMC Cometals, which is subject to certain working capital adjustments.

(d)	The adjustment represents historical CMC Cometals accruals of $4.1 million related to employee costs and tax liabilities which will remain obligations of the Company after the sale of CMC Cometals. Additionally, one time nonrecurring transaction costs of approximately $11.9 million related to the CMC Cometals sale will be incurred. These costs will be included in the statements of earnings of the Company within 12 months following the closing.

(e)	The adjustments represent certain property, plant and equipment and other assets and liabilities excluded from the Agreement. The excluded assets will continue to be classified as held and used. Additionally, the adjustment includes a deferred tax asset of $2.9 million related to the estimated loss on sale.

(f)	The adjustment represents the net impact of items (b) - (e) above.

Condensed Consolidated Statement of Earnings

(g)	The adjustments eliminate the historical results of CMC Cometals as if the transaction occurred on September 1, 2013. In accordance with accounting principles generally accepted in the United States, the amounts eliminated do not include corporate overhead and intercompany interest, which for segment reporting purposes, had been allocated to CMC Cometals. The adjustments also do not include eliminations for intercompany sales transactions.